Exhibit 3.5

CERTIFICATE OF AMENDMENT OF
SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
MAXPOINT INTERACTIVE, INC.

MaxPoint Interactive, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST:  That the name of this corporation is MaxPoint Interactive, Inc. and that this corporation was originally incorporated pursuant to the DGCL on September 13, 2006 under the same name.

SECOND:  That by unanimous written consent, the Board of Directors of this corporation adopted resolutions setting forth a proposed amendment to the Seventh Amended Restated Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is substantially as follows:

RESOLVED, that Section A of Article IV of the Seventh Amended and Restated Certificate of Incorporation of this corporation be deleted and replaced in full with the following Section A in order to increase the number of authorized shares of Common Stock by 6,000,000 shares:

“A.          This Corporation is authorized to issue two classes of stock to be designated Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”).  The total number of shares of capital stock that the Corporation is authorized to issue is seventy-nine million nine hundred three thousand two hundred fifty-two (79,903,252) shares, of which fifty million (50,000,000) shares will be Common Stock and twenty-nine million nine hundred three thousand two hundred fifty-two (29,903,252) shares will be Preferred Stock.  The Preferred Stock shall have a par value of $0.00005 per share and the Common Stock shall have a par value of $0.00005 per share.”

THIRD:  That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the DGCL.

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IN WITNESS WHEREOF, this Certificate of Amendment of the Seventh Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 10th day of February, 2015.

MAXPOINT INTERACTIVE, INC.

By:	/s/ Joseph Epperson
Joseph Epperson, Chief Executive Officer